Claymore Exchange-Traded Fund Trust 2
                            2455 Corporate West Drive
                              Lisle, Illinois 60532


June 5, 2008

Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C.  20549
Attention: Christian T. Sandoe, Division of Investment Management



RE:      CLAYMORE EXCHANGE-TRADED FUND TRUST 2
         (FILE NOS. 333-135105, 811-21910)

Dear Mr. Sandoe:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), Claymore Exchange-Traded Fund Trust 2 (the "Company") hereby requests that the effectiveness for Post-Effective Amendment Number 31 to the above-referenced Registration Statement on Form N-1A be accelerated to 4:00 p.m., New York time, on June 6, 2008, or as soon thereafter as practicable. The Company hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

                                            Very truly yours,


                                            By:      /s/ Melissa J. Nguyen
                                                     ---------------------------
                                            Name:    Melissa J. Nguyen
                                            Title:   Secretary

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                            Claymore Securities, Inc.
                            2455 Corporate West Drive
                              Lisle, Illinois 60532


June 5, 2008

Securities and Exchange Commission
Judiciary Plaza
100 F Street, NE
Washington, D.C.  20549
Attention: Christian T. Sandoe, Division of Investment Management



RE:      CLAYMORE EXCHANGE-TRADED FUND TRUST 2
         (FILE NOS. 333-135105, 811-21910)

Dear Mr. Sandoe:

In accordance with Rule 461 of the General Rules and Regulations under the Securities Act of 1933, as amended (the "Securities Act"), Claymore Securities, Inc. ("Claymore"), in its capacity as distributor of the shares of Claymore Exchange-Traded Fund Trust 2 (the "Company"), hereby joins in the request of the Company that the effectiveness for the Company's Post-Effective Amendment Number 31 to the above-referenced Registration Statement on Form N-1A be accelerated to 4:00 p.m., New York time, on June 6, 2008, or as soon thereafter as practicable. Claymore hereby confirms that it is aware of its obligations under the Securities Act and the Securities Exchange Act of 1934, as amended.

                                            Very truly yours,


                                            By:      /s/ Melissa J. Nguyen
                                                     ---------------------------
                                            Name:    Melissa J. Nguyen
                                            Title:   Vice President